Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2021 Results

Delivered Third Quarter Top- and Bottom-line Results Within Guidance Range

Successful Pricing Actions to Recover Inflation Reflected in Third Quarter Net Sales;
Positive Impact of Pricing Initiatives Continues Through 2022

FY21 Net Sales Expected to be in the $4.20 to $4.325 Billion Range;
Profitability Guidance Revised to Reflect Incremental Costs to Support Customers in the Face of Industry-Wide Labor Availability and Supply Chain Disruption

Company Separately Announces Plan to Explore Strategic Alternatives to Maximize Value
HIGHLIGHTS
•Net sales of $1.10 billion increased 5.3% compared to the same period in 2020.
•Earnings per diluted share from continuing operations was $0.12 compared to earnings of $0.20 for the same period in 2020.
•Adjusted earnings per diluted share from continuing operations was $0.46 compared to $0.71 for the same period in 2020.
•TreeHouse updated its full year 2021 guidance: net sales expected to be in the $4.20 to $4.325 billion range; adjusted earnings per diluted share of $1.08 to $1.28; and free cash flow of at least $100 million.

Oak Brook, IL, November 8, 2021 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP earnings per diluted share from continuing operations of $0.12 compared to earnings of $0.20 for the third quarter of 2020. Adjusted earnings per diluted share from continuing operations1 was $0.46 in the third quarter of 2021 compared to $0.71 in the third quarter of 2020.

"Building on the improvements we have made over the past several years to enhance execution, we continue to make purposeful decisions to fulfill orders and partner with our customers to keep their shelves stocked during this period of unprecedented supply chain disruption," said Steve Oakland, Chief Executive Officer and President. "In the quarter, our intense focus on high levels of service enabled us to outperform private label in seven of our ten largest categories. We are encouraged by strengthening demand for our products. As expected, the pricing actions we took earlier this year are being reflected in our results. While it will be more costly to fulfill our customers’ orders in the near term and impact our profitability, we believe it is the right choice, and one that will strengthen our customer relationships and drive performance over time."

Mr. Oakland continued, "As the Board explores strategic alternatives to maximize value, we remain committed to serving our customers, enhancing the efficiency and resiliency of our supply chain and operations and driving growth, cash generation and value."

"Our third quarter results were in line with our expectations," said Bill Kelley, EVP and Chief Financial Officer. "Importantly, as anticipated, our pricing actions to recover our first half of the year inflation estimates are beginning to be reflected in our results, with pricing accounting for three percentage points of the 5.3% year-over-year net sales growth in the third quarter. Third quarter gross profit margin declined primarily due to the escalation in industry-wide inflation and supply chain disruption, and was partially offset by lower selling, general and administrative expenses and favorable interest expense. We continue to work diligently to mitigate supply chain disruption, and we are confident that we are implementing the necessary pricing actions to recover higher input costs over the inflationary cycle."

OUTLOOK2
TreeHouse updated its full year 2021 guidance ranges and provided fourth quarter 2021 guidance. TreeHouse anticipates the following:
•Net sales are expected to be in the $4.20 to $4.325 billion range, with $1.04 to $1.16 billion expected in the fourth quarter, as the current operating constraints are expected to limit the Company's ability to service strengthening demand.
•Adjusted earnings per diluted share from continuing operations of $1.08 to $1.28, with $0.00 to $0.20 expected in the fourth quarter, due to escalating inflation and the timing lag for pricing recovery to be reflected, as well as significantly higher costs related to labor and supply chain disruption.
•Free cash flow1 of at least $100 million.

"As inflation continues, the compounding effect of labor shortages and supply chain disruption have created a progressively challenging operating environment," Mr. Oakland continued. "In the face of these challenges, we continue to prioritize our customers and fulfill their orders by implementing new strategies to retain labor, source ingredients and deliver products differently and taking action to recover pricing to offset inflation. This will result in higher costs in the interim, but it is our belief that our investments to serve the customer will strengthen both our retail partnerships and our business for the long term."

In a separate press release issued today, TreeHouse announced that the Board of Directors has approved a plan to explore strategic alternatives, including a possible sale of the Company or a transaction to allow the Company to focus on its higher growth Snacking & Beverages business by divesting a significant portion of its Meal Preparation business.

_____________________________________________________

1	Adjusted earnings per diluted share from continuing operations, adjusted EBIT, adjusted EBITDA, adjusted net income, free cash flow and organic net sales are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.
2	The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations or free cash flow (Non-GAAP) to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, the impact of the COVID-19 pandemic, or other non-recurring events or transactions that may significantly affect reported GAAP results.

THIRD QUARTER 2021 FINANCIAL RESULTS

Net Sales — Net sales for the third quarter of 2021 totaled $1,101.2 million compared to $1,045.7 million for the same period last year, an increase of 5.3%. The change in net sales from 2020 to 2021 was due to the following:

	Three Months	Nine Months
	(unaudited)	(unaudited)

Volume/mix excluding acquisitions and divestitures	(1.3)%	(4.5)%
Pricing	3.0	0.9
Total change in organic net sales[1]	1.7%	(3.6)%
Volume/mix related to divestitures	—	(0.7)
Acquisition	3.2	3.5
Foreign currency	0.4	0.5
Total change in net sales	5.3%	(0.3)%

The net sales increase of 5.3% was primarily driven by the favorable impact of the inclusion of the business from the pasta acquisition of 3.2%, the increase of our underlying organic net sales of 1.7%, and favorable foreign exchange of 0.4%. Organic net sales was driven by higher pricing which was partially offset by unfavorable volume/mix excluding acquisitions. Favorable pricing was driven by pricing actions which partially recovered commodity and freight cost inflation. Volume/mix excluding acquisitions was unfavorable primarily due to supply chain disruption causing supply shortages and declines in service levels, and this was partially offset by increased demand in the food-away-from-home and co-manufacturing sales channels and new product sales.

Gross Profit — Gross profit as a percentage of net sales was 16.3% in the third quarter of 2021, compared to 18.0% in the third quarter of 2020, a decrease of 1.7 percentage points. The decrease is primarily due to commodity inflation. To a lesser extent, other decreases resulted from supply chain disruption causing increased labor costs and supply shortages and unfavorable channel mix from increased food-away-from-home demand. This was partially offset by favorable pricing actions to recover commodity and freight cost inflation, lower costs necessary to respond to the COVID-19 pandemic, such as increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures, and favorable volume/mix from the inclusion of the business from the higher margin pasta acquisition.

Total Operating Expenses — Total operating expenses as a percentage of net sales were 14.0% in the third quarter of 2021 compared to 14.2% in the third quarter of 2020, a decrease of 0.2 percentage points. The decrease is primarily attributable to lower employee incentive compensation expense during the third quarter of 2021. This was mostly offset by higher freight costs due to freight cost inflation.

Total Other Expense — Total other expense increased by $0.2 million to $17.6 million in the third quarter of 2021 compared to $17.4 million in the third quarter of 2020. The increase was primarily due to unfavorable currency exchange rate impacts between the U.S. and Canadian dollar during the third quarter of 2021 compared to favorable currency exchange impacts in the prior year and lower favorable non-cash mark-to-market impacts from hedging activities, driven by commodity contracts. This was mostly offset by lower interest expense as a result of debt refinancing completed in the first quarter of 2021 and third quarter of 2020.

Income Taxes — Income taxes were recognized at an effective rate of 18.3% in the third quarter of 2021 compared to 49.1% recognized in the third quarter of 2020. The change in the Company's effective tax rate is primarily the result of a change in the amount recognized due to the enactment of the CARES Act, a change in the amount of valuation allowance recorded against certain deferred tax assets, and a change in the amount of non-deductible executive compensation.

Net Income from Continuing Operations and Adjusted EBITDA — Net income from continuing operations for the third quarter of 2021 was $6.7 million, compared to $11.4 million for the same period of the previous year. Adjusted EBITDA[1] from continuing operations was $108.6 million in the third quarter of 2021, a 20.5% decrease compared to the third quarter of 2020. The decrease in adjusted EBITDA was primarily due to commodity and freight cost inflation. To a lesser extent, other decreases included supply chain disruption causing increased labor costs and supply shortages, and unfavorable channel mix from increased food-away-from-home demand. This was partially offset by favorable pricing actions to cover commodity and freight cost inflation, lower employee incentive compensation expense, and favorable volume/mix from the inclusion of the business from the higher margin pasta acquisition.

Discontinued Operations — Net income from discontinued operations decreased $0.7 million in the third quarter of 2021 compared to the third quarter of 2020. The decrease is due to the completion of the sale of the Ready-to-eat Cereal business on June 1, 2021.

Net Cash Provided By Operating Activities From Continuing Operations — Cash provided by operating activities of continuing operations was $60.7 million in the first nine months of 2021 compared to $124.5 million in the first nine months of 2020, a decrease in cash provided of $63.8 million. The decrease was primarily attributable to lower cash earnings and higher incentive compensation paid in the first quarter of 2021 compared to the first quarter of 2020 based on prior year performance. This was partially offset by an increase in cash flows from the Receivables Sales Program.

THIRD QUARTER 2021 SEGMENT RESULTS

	Three Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$690.2	$642.7	$411.0	$403.0
Direct operating income	63.9	80.1	41.9	65.7
Direct operating income percent	9.3%	12.5%	10.2%	16.3%

The change in net sales by segment from the third quarter of 2020 to the third quarter of 2021 was due to the following:

	Three Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net sales	$642.7		$403.0
Volume/mix excluding acquisitions	(17.9)	(2.8)%	4.4	1.1%
Pricing	29.7	4.6	2.1	0.5
Acquisition	33.2	5.2	—	—
Foreign currency	2.5	0.4	1.5	0.4
2021 Net sales	$690.2	7.4%	$411.0	2.0%

Acquisition		(5.2)		—
Foreign currency		(0.4)		(0.4)
Percent change in organic net sales		1.8%		1.6%

Meal Preparation

Net sales in the Meal Preparation segment increased $47.5 million, or 7.4%, in the third quarter of 2021 compared to the third quarter of 2020. The increase in net sales was primarily driven by the favorable impact of the inclusion of the business from the pasta acquisition and an increase of our underlying organic net sales of 1.8%. Organic net sales was driven by higher pricing which was partially offset by unfavorable volume/mix excluding acquisitions. Favorable pricing was driven by pricing actions which partially recovered commodity and freight cost inflation. Volume/mix excluding acquisitions was unfavorable primarily due to supply chain disruption causing supply shortages and declines in service levels, and this was partially offset by increased demand in the food-away-from-home and co-manufacturing sales channels.

Direct operating income as a percentage of net sales decreased 3.2 percentage points in the third quarter of 2021 compared to the third quarter of 2020. This decrease was primarily due to commodity and freight cost inflation. To a lesser extent, other decreases resulted from unfavorable channel mix from increased food-away-from-home demand and supply chain disruption causing increased labor costs and supply shortages. This was partially offset by favorable pricing actions to recover commodity and freight cost inflation and favorable volume/mix from the inclusion of the business from the higher margin pasta acquisition.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $8.0 million, or 2.0%, in the third quarter of 2021 compared to the third quarter of 2020. The increase in net sales was primarily driven by an increase of our underlying organic net sales of 1.6%. Organic net sales was driven by favorable volume/mix excluding acquisitions and higher pricing. Volume/mix excluding acquisitions was favorable primarily due to new product sales, particularly within our Liquid Beverages category. Favorable pricing was driven by an increase of $8.2 million in pricing actions which partially recovered commodity and freight cost inflation, and this was mostly offset by a non-recurring pricing benefit of $6.1 million in the third quarter of 2020.

Direct operating income as a percentage of net sales decreased 6.1 percentage points in the third quarter of 2021 compared to the third quarter of 2020. The decrease was primarily due to commodity and freight cost inflation and to a lesser extent, supply chain disruption causing increased labor costs and supply shortages. This was partially offset by favorable pricing actions to recover commodity and freight cost inflation.

YEAR TO DATE 2021 SEGMENT RESULTS

	Nine Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	2021	2020	2021	2020
	(unaudited, dollars in millions)
Net sales	$2,016.3	$1,984.0	$1,145.4	$1,188.5
Direct operating income	209.6	268.7	120.5	166.3
Direct operating income percent	10.4%	13.5%	10.5%	14.0%

The change in net sales from the first nine months of 2020 to the first nine months of 2021 was due to the following:

	Nine Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2020 Net sales	$1,984.0		$1,188.5
Volume/mix excluding acquisitions and divestitures	(111.7)	(5.6)%	(29.8)	(2.5)%
Pricing	27.8	1.3	2.2	0.2
Volume/mix related to divestitures	—	—	(21.4)	(1.8)
Acquisition	106.8	5.4	—	—
Foreign currency	9.4	0.5	5.9	0.5
2021 Net sales	$2,016.3	1.6%	$1,145.4	(3.6)%

Volume/mix related to divestitures		—		1.8
Acquisition		(5.4)		—
Foreign currency		(0.5)		(0.5)
Percent change in organic net sales		(4.3)%		(2.3)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's third quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx

ACQUISITION

On December 11, 2020, the Company completed the acquisition of the majority of the U.S. branded pasta portfolio as well as a manufacturing facility in St. Louis, Missouri of Riviana Foods, Inc., a subsidiary of Ebro Foods, S.A. The pasta acquisition was accounted for under the acquisition method of accounting and the results of operations were included in our Condensed Consolidated Financial Statements from the date of acquisition in the Meal Preparation segment.

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, the business has been excluded from continuing operations and segment results for all periods presented. On June 1, 2021, the Company completed the sale of its Ready-to-eat Cereal business.

DIVESTITURE

On January 10, 2020, the Company entered into a definitive agreement to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities were included within the Snacking & Beverages reporting segment. On April 17, 2020, the Company completed the sale of these facilities.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of the net sales associated with the pasta acquisition from Riviana Foods, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP earnings (loss) per diluted share from continuing operations to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, growth, reinvestment, and restructuring programs, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company's performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted earnings (loss) per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net income (loss) from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company's performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense and non-cash stock-based compensation expense. Effective January 1, 2021, non-cash stock-based compensation expense was added as an adjustment to our calculation of Adjusted EBITDA in order to better reflect our core operating performance. Prior period amounts have been recast to conform to this presentation. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net income (loss) from continuing operations for the three and nine month periods ended September 30, 2021 and 2020 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company's cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the nine months ended September 30, 2021 and 2020 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label foods and beverages in North America. We operate in 29 product categories across two divisions and have approximately 40 production facilities across North America and Italy. Across our diverse portfolio, we have a private label leadership position in many categories and offer a range of better-for-you and nutritional solutions, such as items considered to be organic, or gluten-free, across nearly every category. Our purpose is to make high quality food and beverages affordable to all. Our mission is to create value as our customers' preferred manufacturing and distribution partner, providing thought leadership, superior innovation, and a relentless focus on execution.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our growth, reinvestment, and restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; costs associated with shareholder activism, labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2020, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$67.4	$364.6
Receivables, net	255.5	308.8
Inventories	721.7	598.6
Prepaid expenses and other current assets	82.3	86.1
Assets of discontinued operations	—	70.7
Total current assets	1,126.9	1,428.8
Property, plant, and equipment, net	1,021.9	1,070.0
Operating lease right-of-use assets	153.1	160.7
Goodwill	2,181.3	2,178.7
Intangible assets, net	570.3	615.0
Other assets, net	28.8	32.5
Total assets	$5,082.3	$5,485.7
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$635.0	$627.7
Accrued expenses	282.8	340.6
Current portion of long-term debt	15.8	15.7
Liabilities of discontinued operations	—	6.7
Total current liabilities	933.6	990.7
Long-term debt	1,893.8	2,199.0
Operating lease liabilities	132.9	144.5
Deferred income taxes	150.4	158.3
Other long-term liabilities	113.8	128.2
Total liabilities	3,224.5	3,620.7
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 55.8 and 55.9 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	0.6	0.6
Treasury stock	(133.3)	(108.3)
Additional paid-in capital	2,183.1	2,179.9
Accumulated deficit	(126.6)	(143.2)
Accumulated other comprehensive loss	(66.0)	(64.0)
Total stockholders' equity	1,857.8	1,865.0
Total liabilities and stockholders' equity	$5,082.3	$5,485.7

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,101.2	$1,045.7	$3,161.7	$3,172.5
Cost of sales	921.5	857.5	2,634.8	2,598.2
Gross profit	179.7	188.2	526.9	574.3
Operating expenses:
Selling and distribution	71.3	59.8	202.9	187.9
General and administrative	47.0	51.0	166.6	188.3
Amortization expense	18.1	17.6	54.5	52.5
Other operating expense, net	17.5	20.0	62.0	50.3
Total operating expenses	153.9	148.4	486.0	479.0
Operating income	25.8	39.8	40.9	95.3
Other expense:
Interest expense	18.8	26.9	62.4	77.9
Loss on extinguishment of debt	—	1.2	14.4	1.2
Loss (gain) on foreign currency exchange	1.6	(3.8)	(1.0)	4.1
Other (income) expense, net	(2.8)	(6.9)	(36.7)	51.5
Total other expense	17.6	17.4	39.1	134.7
Income (loss) before income taxes	8.2	22.4	1.8	(39.4)
Income tax expense (benefit)	1.5	11.0	(0.1)	(15.4)
Net income (loss) from continuing operations	6.7	11.4	1.9	(24.0)
Net income from discontinued operations	—	0.7	14.7	3.4
Net income (loss)	$6.7	$12.1	$16.6	$(20.6)

Earnings (loss) per common share - basic:
Continuing operations	$0.12	$0.20	$0.03	$(0.42)
Discontinued operations	—	0.01	0.26	0.06
Earnings (loss) per share basic (1)	$0.12	$0.21	$0.30	$(0.36)

Earnings (loss) per common share - diluted:
Continuing operations	$0.12	$0.20	$0.03	$(0.42)
Discontinued operations	—	0.01	0.26	0.06
Earnings (loss) per share diluted (1)	$0.12	$0.21	$0.29	$(0.36)

Weighted average common shares:
Basic	55.8	56.6	55.9	56.5
Diluted	56.0	56.8	56.3	56.5

Supplemental Information:
Depreciation and amortization	$53.4	$51.1	$160.7	$150.5

(1) The sum of the individual per share amounts may not add due to rounding.

The reconciliation of adjusted diluted EPS from continuing operations, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS from continuing operations as presented in the Condensed Consolidated Statements of Operations, is as follows:

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

		Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
		(unaudited)		(unaudited)
Diluted earnings (loss) per share from continuing operations (GAAP)		$0.12	$0.20	$0.03	$(0.42)
Growth, reinvestment, restructuring programs & other	(1)	0.31	0.36	1.05	0.94
Acquisition, integration, divestiture, and related costs	(2)	0.14	0.01	0.34	0.03
COVID-19	(3)	0.06	0.06	0.29	0.22
Loss on extinguishment of debt	(4)	—	0.02	0.26	0.02
Shareholder activism	(5)	0.02	—	0.07	—
Tax indemnification	(6)	0.04	0.06	0.05	0.09
Foreign currency loss (gain) on re-measurement of intercompany notes	(7)	0.04	(0.06)	(0.01)	0.09
Mark-to-market adjustments	(8)	(0.09)	(0.17)	(0.59)	0.89
Litigation matter	(9)	—	—	—	0.16
Taxes on adjusting items		(0.18)	0.23	(0.41)	(0.36)
Adjusted diluted EPS from continuing operations (Non-GAAP)		$0.46	$0.71	$1.08	$1.66
During the three and nine months ended September 30, 2021 and 2020, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)	The Company's growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company. For the three months ended September 30, 2021 and 2020, the Company incurred growth, reinvestment, and restructuring program costs of approximately $17.4 million and $20.2 million, respectively. For the nine months ended September 30, 2021 and 2020, the Company incurred growth, reinvestment, and restructuring program costs of approximately $59.2 million and $51.9 million, respectively. Additionally, the Company recognized other items affecting comparability including recovery of insurance proceeds related to a prior period product recall, consulting fees associated with the 2019 CFO transition, and regulatory compliance costs related to changes in nutrition labeling requirements. There were no other items recognized during the three months ended September 30, 2021 and 2020. Other items were approximately $(0.1) million and $1.3 million for the nine months ended September 30, 2021 and 2020, respectively.

(2)	Acquisition, integration, divestiture, and related costs represent costs associated with completed and potential divestitures, completed and potential acquisitions, the related integration of the acquisitions, and gains or losses on the divestiture of a business.

(3)	During 2021 and 2020, the Company incurred incremental expenses directly attributable to our response to the COVID-19 pandemic, which included supplemental pay to our front-line personnel, additional protective equipment for employees, and additional sanitation measures. These costs were approximately $1.1 million and $17.4 million for the three months ended September 30, 2021 and 2020, and approximately $14.4 million and $37.7 million for the nine months ended September 30, 2021 and 2020, respectively. Additionally, the Company incurred income tax expense (benefit) due to the enactment of the CARES Act of approximately $1.9 million and $(14.0) million for the three months ended September 30, 2021 and 2020 and approximately $1.9 million and $(25.0) million for the nine months ended September 30, 2021 and 2020, respectively.

(4)	For the nine months ended September 30, 2021, the Company incurred a loss on extinguishment of debt totaling $14.4 million, which included a premium of $9.0 million and a write off of deferred financing costs of $5.4 million in connection with the 2024 Notes Redemption and Credit Agreement refinancing. For the three and nine months ended September 30, 2020, the Company incurred a loss on extinguishment of debt totaling $1.2 million representing the write-off of deferred financing costs in connection with the redemption of its 2022 Notes.

(5)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(6)	The tax indemnification line represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

(7)	The Company has Canadian dollar denominated intercompany loans and incurred foreign currency losses of $2.1 million and foreign currency gains of $3.1 million for the three months ended September 30, 2021 and 2020, respectively, to re-measure the loans at quarter end. For the nine months ended September 30, 2021 and 2020, the Company incurred foreign currency gains of $0.7 million and foreign currency losses of $5.3 million, respectively. These charges are non-cash and the loans are eliminated in consolidation.

(8)	The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other (income) expense, net within the Condensed Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

(9)	During the nine months ended September 30, 2020, the Company recognized a $9.0 million accrual related to a litigation matter challenging wage and hour practices at three former manufacturing facilities in California.

The tax impact on adjusting items is calculated based upon the tax laws and statutory tax rates applicable in the tax jurisdiction of the underlying Non-GAAP adjustments.

The following table reconciles the Company's net income (loss) from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three and nine months ended September 30, 2021 and 2020:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2021	2020	2021	2020
Net income (loss) from continuing operations (GAAP)		$6.7	$11.4	$1.9	$(24.0)
Growth, reinvestment, restructuring programs & other	(1)	17.4	20.2	59.1	53.2
Acquisition, integration, divestiture, and related costs	(2)	7.6	0.8	19.4	1.9
COVID-19	(3)	3.0	3.4	16.3	12.7
Loss on extinguishment of debt	(4)	—	1.2	14.4	1.2
Shareholder activism	(5)	0.9	—	4.0	—
Tax indemnification	(6)	2.7	3.5	2.9	5.2
Foreign currency loss (gain) on re-measurement of intercompany notes	(7)	2.1	(3.1)	(0.7)	5.3
Mark-to-market adjustments	(8)	(5.3)	(9.2)	(33.1)	50.6
Litigation matter	(9)	—	—	—	9.0
Less: Taxes on adjusting items		(9.4)	12.3	(23.2)	(20.9)
Adjusted net income from continuing operations (Non-GAAP)		25.7	40.5	61.0	94.2
Interest expense		18.8	26.9	62.4	77.9
Interest income		—	—	(4.1)	(4.0)
Income taxes (excluding COVID-19 income tax adjustments)		(0.4)	25.0	(2.0)	9.6
Add: Taxes on adjusting items		9.4	(12.3)	23.2	20.9
Adjusted EBIT from continuing operations (Non-GAAP)		53.5	80.1	140.5	198.6
Depreciation and amortization	(10)	53.4	50.9	160.7	150.3
Stock-based compensation expense	(11)	1.7	5.6	10.3	19.9
Adjusted EBITDA from continuing operations (Non-GAAP)		$108.6	$136.6	$311.5	$368.8

Adjusted net income margin from continuing operations		2.3%	3.9%	1.9%	3.0%
Adjusted EBIT margin from continuing operations		4.9%	7.7%	4.4%	6.3%
Adjusted EBITDA margin from continuing operations		9.9%	13.1%	9.9%	11.6%

		Location in Condensed	Three Months Ended September 30,		Nine Months Ended September 30,
		Consolidated Statements of Operations	2021	2020	2021	2020
			(unaudited, in millions)
(1)	Growth, reinvestment, restructuring programs & other	Other operating expense, net	$17.4	$19.9	$59.2	$49.9
		General and administrative	—	0.2	—	1.2
		Cost of sales	—	0.1	(0.1)	1.1
		Selling and distribution	—	—	—	1.0
(2)	Acquisition, integration, divestiture, and related costs	General and administrative	7.3	0.6	15.0	1.4
		Cost of sales	0.2	0.1	1.6	0.1
		Other operating expense, net	0.1	0.1	2.8	0.4
(3)	COVID-19	Cost of sales	1.1	17.3	14.4	36.0
		General and administrative	—	0.1	—	1.7
		Income tax expense (benefit)	1.9	(14.0)	1.9	(25.0)
(4)	Loss on extinguishment of debt	Loss on extinguishment of debt	—	1.2	14.4	1.2
(5)	Shareholder activism	General and administrative	0.9	—	4.0	—
(6)	Tax indemnification	Other (income) expense, net	2.7	3.5	2.9	5.2
(7)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	2.1	(3.1)	(0.7)	5.3
(8)	Mark-to-market adjustments	Other (income) expense, net	(5.3)	(9.2)	(33.1)	50.6
(9)	Litigation matter	General and administrative	—	—	—	9.0
(10)	Depreciation included as an adjusting item	Cost of sales	—	0.2	—	0.2
(11)	Stock-based compensation expense included as an adjusting item	Other operating expense, net	—	0.2	0.8	0.8

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2021	2020
Net Cash Flows Provided By (Used In):
Operating activities of continuing operations	$60.7	$124.5
Investing activities of continuing operations	(78.0)	(64.6)
Financing activities of continuing operations	(358.2)	103.9
Cash flows from discontinued operations	78.8	(2.4)

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2021	2020

Cash flow provided by operating activities from continuing operations	$60.7	$124.5
Less: Capital expenditures	(91.5)	(79.1)
Free cash flow from continuing operations	$(30.8)	$45.4